Exhibit 99.1

Memo

To:	All Directors and Executive Officers of Bank of the Ozarks, Inc. or Bank of the Ozarks

From:	Paul Moore Chief Financial Officer and Chief Accounting Officer

Date:	August 1, 2005

Re:	Insider Trading During Bank of the Ozarks, Inc. 401(k) Blackout Period

Effective October 1, 2005, Bank of the Ozarks, Inc. (“Ozark”) will transfer trusteeship and custody of the assets of Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”) to Federated Investors Trust Company. There will be a short period during which the participants’ assets in the Plan will be frozen, and they will not be able to conduct any transactions in their individual accounts. Under Section 306 of the Sarbanes Oxley Act of 2002, this time period when the assets in the Plan will be frozen is considered the “blackout period.” During the blackout period no director or executive officer of Ozark or Bank of the Ozarks is permitted to directly or indirectly purchase, sell, or transfer any outstanding shares of Ozark common stock, or derivative thereof, which were acquired in connection with service or employment as a director or executive officer, whether or not such shares were acquired pursuant to the 401(k) Plan. All shares held by you will be presumed to be acquired in connection with your service or employment as a director or executive officer, unless you can establish by specific identification that the transaction was not of stock acquired in connection with your service or employment. SEC regulations provide very limited exceptions that may permit you to engage in certain securities transactions during the blackout period (e.g. gifts to family members), but any such transactions are subject to the express provisions of SEC Regulation BTR and the Company’s insider trading policy, and must be pre-cleared with me.

The blackout period is expected to begin September 15, 2005 and end November 4, 2005. Because the blackout period will continue after the Company’s normal quarterly blackout period, you will be restricted from trading in Ozark’s common stock until after November 4, 2005.

If you have any questions concerning the blackout period described in this notice, please contact Paul Moore at Bank of the Ozarks, Inc., 12615 Chenal Parkway, Little Rock, Arkansas 72211, and Tel.: (501) 978-2291